For Immediate Release

Contact:

Yongye Biotechnology International, Inc.	CCG Investor Relations, Inc.
Mr. Larry Gilmore-VP of Corporate Strategy	Mr. Crocker Coulson, President
Phone: +1-818-390-1272	Phone: +1-646-213-1915 (New York)
E-mail: larry.gilmore@gmail.com	E-mail: crocker.coulson@ccgir.com
http://www.ccgir.com

Yongye Biotechnology International Raises $9.4 Million
In Private Placement

BEIJING, September 10, 2008. - Yongye Biotechnology International, Inc. (OTC Bulletin Board: YGYB; "Yongye" or the "Company"), a leading developer, producer and distributor of nutrients for plants and animals in the People's Republic of China, today announced that it closed a private placement financing with certain institutional investors led by Black River Asset Management, pursuant to which the Company issued 6,073,006 shares of its common stock for gross proceeds of approximately $9.4 million. Roth Capital Partners served as the placement agent.

The Company intends to use the proceeds from this placement to begin restructuring Yongye Nongfeng Biotechnology Co. (“Yongye Nongfeng”), the Cooperative Joint Venture (CJV) through which Yongye conducts operations in China, and for working capital. The initial steps in the restructuring will be to purchase production equipment located at an existing 2,000 Tonnes Per Annum (TPA) production line that is owned by the Company’s current contract manufacturer, Inner Mongolia Yongye Biotechnology Company, Ltd. (“Inner Mongolia Yongye”), which is scheduled to occur by the end of October 2008, and to construct a new 8,000 TPA production facility, which is scheduled to be completed by the middle of October 2008. The combined 10,000 TPA capacity of both facilities will allow the Company to produce its own finished goods in the quantities needed to fulfill its current and future sales goals. After the completion of the equipment purchase and the integration of the equipment with the Company’s new 8,000 TPA facility, the Company will discontinue its current exclusive contract manufacturing agreement with Inner Mongolia Yongye. The final step to the restructuring will be to transfer to the CJV all of the land, buildings and permits that belong to Inner Mongolia Yongye, and the new manufacturing facility, which will make the CJV the Company’s own manufacturing and distribution entity. The full restructuring process is not expected to be completed until late summer of 2009.

“The money that we receive from this additional financing will help sustain our rapid pace of growth,” said Mr. Wu, Chairman and CEO of Yongye. “Our business has outgrown our current manufacturing capabilities, and we need to be able to supply our distribution network with more of our current products and new products which we are planning to produce in the future.”

The securities issued in the private placement have not been registered under the United States Securities Act of 1933 or the securities laws of any other jurisdiction. Accordingly, these securities may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Yongye Biotechnology International, Inc.

Yongye Biotechnology International, Inc., headquartered in Beijing, is engaged in the development, distribution and sales of fulvic acid based nutrients for plants and animals. The Company's patent pending processes and proprietary formulas allow it to create products which increase crop yields and improve the health of livestock. Its sole operating subsidiary, Yongye Nongfeng Biotechnology Company, Ltd., is located in Inner Mongolia. The Company sells its products through distributors and directly to farmers located in ten provinces throughout China.

Forward Looking Statements

Certain statements set forth in this press release constitute "Forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. All such forward-looking statements involve risks and uncertainties, including, but not limited to: statements regarding the Company's products; marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with other companies. There can be no assurance that such forward-looking statements will prove to be accurate and Yongye undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

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